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                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (no. 333-00601) filed with the Securities and Exchange Commission by Lyondell Petrochemical Company on January 31, 1996 of our report, dated April 19, 1995, on the financial statements of the Alathon Division of Occidental Chemical corporation, an indirect wholly-owned subsidiary of Occidental Petroleum Corporation, as of December 31, 1994 and 1993, which report is included in the Current Report on Form 8-K dated as of May 1, 1995 (as amended by the Current Report on Form 8-K/A dated June 26, 1995, the Current Report on Form 8-K/A dated February 6, 1996 and this Current Report on Form 8-K/A) of Lyondell Petrochemical Company.


/s/ Arthur Andersen LLP

Dallas, Texas
February 14, 1996

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